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                                 VERISIGN, INC.

                                 EXHIBIT 21.01

                         SUBSIDIARIES OF THE REGISTRANT

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                                   Jurisdiction of
Subsidiary Legal Name               Incorporation  Percentage of Ownership
---------------------              --------------- -----------------------


VeriSign Japan K.K.                     Japan               69.2%


SecureIT, Inc.                         Georgia               100%


VeriSign AB                            Sweden                100%


Thawte Consulting (Pty) Ltd.        South Africa             100%


Thawte USA, Inc.                   North Carolina            100%


Signio, Inc.                         California              100%


Network Solutions, Inc.               Delaware               100%


Electronic Commerce, LLC              New York               100%


ImageCafe.com                         Delaware               100%


VeriSign Capital Management, Inc.     Delaware               100%


VeriSign Hong Kong, Ltd               Hong Kong              100%


Acme Byte and Wire LLC               California              100%


GreatDomains.com, Inc.                Delaware               100%


Thawte Holdings (Pty), Ltd.         South Africa             100%


Nanobiz.com, Inc.                    California              100%


Domain Names Ltd.                  United Kingdom            100%


NameSecure, Inc.                     California              100%
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